TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), dated August 23, 2024, confirms the following understandings and agreements by and among Alight Solutions LLC (the “Company”), Alight, Inc. (“Parent”), solely for the purposes of Section 4 hereof, and Stephan Scholl (hereinafter referred to as the “Executive”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Amended and Restated Employment Agreement between the Executive and the Company, dated as of August 18, 2021 (the “Employment Agreement”).

In consideration of the mutual promises set forth herein, the sufficiency of which is acknowledged by the parties hereto, the Executive, the Company and Parent (solely for purposes of Section 4 hereof) agree as follows:

1.
Transition. Effective as of August 20, 2024 (the “Transition Date”), the parties hereto mutually agree that the Executive will no longer continue in his position as Chief Executive Officer of the Company and that Executive will transition to become a non-officer employee in service to the Company until the end of the six (6)-month period following the Transition Date (such period, the “Transition Period”), after which the parties hereby acknowledge and agree that Executive’s employment with the Company shall be deemed to have been terminated by the Company without Cause. In connection therewith, the Executive and the Company agree that, as of the Transition Date, the Executive shall no longer serve as a member of the board of directors of Parent (the “Board”) and that Executive will promptly execute any documents (including the notice in substantially the form attached as Exhibit A hereto) and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize such cessation of Board service or termination of any other offices the Executive holds as an officer, director or otherwise of Parent and its subsidiaries (the “Company Group”).
2.
Advisor Role.
(a)
During the Transition Period, the Executive shall continue to be employed by the Company as an advisor, whereby the Executive shall reasonably cooperate with and report to the Company’s successor chief executive officer to facilitate the transition of the Executive’s duties and responsibilities to such successor, provide advisory services to the Company Group with respect to its strategic business plans and provide any additional transition services as reasonably requested by the Company Group and/or the Board (the “Transition Services”). During the Transition Period, the Executive shall not be an officer or director of the Company, nor shall the Executive be determined to perform a policy-making function for the Company within the meaning of Section 16 of the Securities Exchange Act of 1934.
(b)
During the Transition Period, the Executive will be paid the Executive’s Base Salary (as in effect as of the date of this Agreement), and will participate in the employee benefit plans maintained by the Company on the same basis as immediately prior to the commencement of the Transition Period (subject to the terms of the applicable employee benefit plans); provided, however, that the Company and the Executive agree that the parties’ respective financial and operational obligations with respect to the Executive’s aircraft usage shall be fully satisfied on or prior to October 1, 2024. During the Transition Period, the Executive shall obtain prior written approval from the Company before incurring any out-of-pocket business travel expenses. In addition, consistent with Section 6(e) of the Employment Agreement, the Company will continue to pay (or reimburse) all immigration, tax and legal expenses associated with the Executive’s obtaining and retaining work permits and authorizations, and for the Executive and his family in applying for permanent resident status in the United States, through the Transition Period, in a manner consistent with past practice.
(c)
Effective upon the last day of the Transition Period (the “Separation Date”), the Executive’s employment with the Company will terminate. The Separation Date shall be the termination date of the Executive’s employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company Group, except as otherwise provided herein. Notwithstanding the forgoing, the Executive may elect, upon written notice to the Company, to accelerate the end of the Transition Period (and the corresponding Separation Date) to a date that is at least thirty (30) days following the date upon which such notice is provided (but in no event shall the Transition Period end earlier than October 31, 2024), in which case all salary continuation payments and participation in Company employee benefit plans shall cease as of such earlier date.
(d)
The Executive hereby acknowledges and agrees that neither the entering into of this Agreement nor the matters contemplated hereby shall give rise to any right or claim by the Executive to resign with “Good Reason.”
3.
Separation Payments.
(a)
In connection with the conclusion of the Executive’s employment on the Separation Date, the Executive will be entitled to the Accrued Amounts, which amounts shall be payable to the Executive in accordance with the applicable provisions in the Employment Agreement. In addition to the Accrued Amounts, subject to (x) the Executive’s continued compliance with the terms of this Agreement, including, without limitation, the terms of the Restrictive Covenant and Cooperation Provisions (as defined below), (y) the Executive’s provision of the Transition Services during the Transition Period and (z) the Executive’s timely execution, delivery and non-revocation of the Release of Claims attached hereto as Exhibit B (the “Release”) (as further discussed in Section 6), the Executive will be entitled to the following payments and benefits (collectively, the “Severance Consideration”) in full satisfaction of his rights in connection with a termination by the Company without Cause under Section 8(d) of the Employment Agreement:
(i)
an amount equal to $3,556,800 (representing two (2) times the sum of (A) the Executive’s Base Salary (at the highest rate in effect in the six (6) month period preceding the date of this Agreement) and (B) the Executive’s average Annual Bonus over the 2022 and 2023 fiscal years), which amount shall be payable in substantially equal installments in accordance with the Company’s normal payroll policies commencing within thirty (30) days following the Separation Date, and continuing for twenty-four (24) consecutive months thereafter (the “Severance Term”);
(ii)
a pro-rata portion of the Executive’s Annual Bonus for the 2024 calendar year based on actual results for such year (provided that any applicable subjective performance criteria shall be deemed achieved at target) (determined by multiplying the amount of such bonus which would be due for the full year by a fraction, the numerator of which is the number of full or partial months during the 2024 year that the Executive served as Chief Executive Officer and the denominator of which is twelve (12)), payable within thirty (30) days following the Separation Date (the “Pro-Rata Bonus”);
(iii)
subject to (A) the Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and (B) the Executive’s continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers the Executive (and the Executive’s eligible dependents) for a period of twelve (12) months following the Separation Date at the Company’s expense, provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify such continuation coverage to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that in the event that the Executive obtains other employment that offers group health benefits, such continuation of coverage by the Company hereunder shall immediately cease; and
(iv)
for twelve (12) months following the Separation Date, the Executive will have access to Company-provided outplacement services at a level commensurate with the Executive’s position in accordance with the Company’s practices as in effect from time to time; provided, however, that the foregoing payments and benefits shall be subject to the terms set and conditions set forth in Section 8(e) of the Employment Agreement.
(b)
The Executive acknowledges and agrees that he shall not be entitled to any further separation payments or other termination benefits under the terms of the Employment Agreement or otherwise, except as for the benefits expressly provided herein. The Executive further acknowledges and agrees that the Pro Rata Bonus shall constitute the Executive’s sole entitlement to an Annual Bonus in respect of the 2024 calendar year.
4.
Treatment of Equity. The Executive’s continued employment during the Transition Period shall be treated as continued service with the Company for purposes of vesting with respect to the Executive’s equity awards in Parent that are outstanding as of the Transition Date. Upon the Separation Date, the Equity Awards shall be treated in accordance with the terms of the applicable plans, documents and agreements governing such awards that are applicable upon a termination without “Cause.” For purposes of clarity, and consistent with Section 2(d)(iii) of each Restricted Stock Unit Award Agreement entered into by and between Parent and the Executive prior to the Transition Date, if a Change in Control (as defined in Parent’s 2021 Omnibus Incentive Plan) closes on or prior to the six (6)-month anniversary of the Separation Date (expected to be August 20, 2025), then any outstanding and unvested restricted stock units held by the Executive will immediately accelerate and become fully vested (with any applicable performance metric deemed achieved at 100% of target), effective as of immediately prior to the consummation of such Change in Control.
5.
Affirmative Covenants.
(a)
The parties agree that the restrictive covenants set forth in Sections 9 and 10 of the Employment Agreement (the “Restrictive Covenant and Cooperation Provisions”), are incorporated by reference as if fully set out herein, and the Executive hereby reaffirms, and agrees to continue to comply with, such covenants as a condition to the receipt of the Severance Consideration hereunder.
(b)
Without limiting any other remedy available to the Company, in the event the Executive breaches any of the provisions of this Section 5, the Company’s obligations to provide the Executive the Severance Consideration shall cease; provided, however, the Executive shall not be deemed to have breached this Agreement (or any agreement incorporated herein by reference) unless the Company has provided the Executive with written notice detailing such breach and provided the Executive with a reasonable opportunity to cure such breach (if curable, as reasonably determined by the Company). In the event that a court or arbitral tribunal of competent jurisdiction issues a final, non-appealable judgment regarding the Executive’s breach, then the Executive will promptly return to the Company the portion of any amounts previously paid to the Executive pursuant to Section 3(a) hereof.
(c)
Nothing in this Agreement or in the Release shall prohibit or impede the Executive from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law and nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program. The Executive does not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. The Executive hereby confirms that the Executive understands and acknowledges that an individual shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive understands and acknowledges further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance will the Executive be authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company, or the Company’s trade secrets, without prior written consent of the Company’s Chief Legal Officer and Corporate Secretary or other officer designated by the Company.

6.
Opportunity for Review; Execution of Release. The Executive shall have through the twenty-first (21st) day following the Separation Date (the “Review Period”) to review and consider the Release. The Release may not be executed prior to the Separation Date. The Release will not become effective until the expiration of a period of seven (7) calendar days following the Separation Date (the “Revocation Period”), during which time the Executive may revoke the Release by notifying the Company’s Chief Legal Officer and Corporate Secretary, in writing by e-mail at [*******]. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following the Separation Date. In the event of the Executive’s failure to execute and deliver the Release prior to the expiration of the Review Period, or the Executive’s revocation of the Release during the Revocation Period, there will be no obligation to pay the Executive the Severance Consideration.
7.
Return of Property. The Executive agrees that, no later than the Separation Date, the Executive will return to the Company all property belonging to the Company Group that the Executive is aware is in his possession or control (based upon a diligent search), including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company Group, and any smart phone, laptop, keys, card access to the building and office floors, voicemail code, computer user name and password and/or a list containing all user names and passwords (and any other information regarding the credentials) of any Company Group corporate accounts for which the Executive has access or knowledge of such information. The Company acknowledges and agrees that inadvertent or immaterial failures to return property shall not be deemed a breach hereof so long as the Executive promptly returns such property to the Company upon becoming aware that such property is in his possession or control.
8.
Successors and Assigns. The provisions hereof shall inure to the benefit of the Executive’s heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon the Executive’s heirs, executors, administrators, legal personal representatives and assigns. The Executive hereby represents that the Executive has not assigned any claims which the Executive may have against the Company Group.
9.
Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of any member of the Company Group.
10.
Entire Agreement. This Agreement and the Release of Claims attached hereto constitutes the entire understanding and agreement of the parties hereto regarding the termination of the Executive’s employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.
11.
Taxes. The Company may withhold from any payments made under this Agreement applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. The Executive acknowledges and represents that the Company has not provided any tax advice to the Executive in connection with this Agreement and the Executive has been advised by the Company to seek tax advice from the Executive’s own tax advisors regarding this Agreement and payments and benefits that may be made to the Executive pursuant to this Agreement.
12.
409A. Section 16 of the Employment Agreement is incorporated by reference as if fully set out herein.
13.
Legal Fees. Upon presentation of appropriate documentation, the Company shall reimburse the Executive for reasonable attorneys’ fees incurred by the Executive in connection with the negotiation and preparation of this Agreement, and matters related hereto, not to exceed $10,000, payable within thirty (30) days following the date hereof; provided, that to the extent the Company request that the Executive submit copies of the Executive’s attorneys’ invoices as substantiation of the Executive’s expenses, the Executive shall be permitted to redact such invoices to preserve attorney-client privilege.
14.
Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF ILLINOIS. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. IT IS FURTHER AGREED THAT ANY ACTION UNDER, AND/OR TOUCHING UPON OR AFFECTING THE TERMS OF THIS AGREEMENT, SHALL BE BROUGHT IN THE COURTS OF ILLINOIS, AND THAT THE PREVAILING PARTY IN SUCH DISPUTE SHALL BE ENTITLED TO RECOVER HIS OR ITS REASONABLE ATTORNEYS’ FEES AND COSTS.
15.
Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remaining provisions, or the application of such provisions to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected. However, if the Release is found by a court of competent jurisdiction to be invalid or unenforceable, the Executive agrees to promptly execute a new release that is valid and enforceable. In the absence of a valid, enforceable release signed by the Executive, this Agreement shall be null and void.
16.
Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same document.

* * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ALIGHT SOLUTIONS LLC

/s/ Martin Felli___________________

By: Martin Felli

Title: Chief Legal Officer and Corporate Secretary

/s/ Stephan Scholl_________________

Stephan Scholl

Solely for purposes of Section 4:

ALIGHT, INC.

/s/ Martin Felli___________________

By: Martin Felli

Title: Chief Legal Officer and Corporate Secretary

[Signature page to Transition Agreement]

EXHIBIT A

NOTICE OF CESSATION OF BOARD AND OFFICER SERVICE

Board of Directors

Alight, Inc.

4 Overlook Point

Lincolnshire, IL 60069

Attention: Corporate Secretary

August 23, 2024

Re: Notice of Cessation of Board and Officer Service

Ladies and Gentlemen:

In connection with my transition out of the role of Chief Executive Officer of Alight Solutions LLC, I hereby confirm my resignation, effective August 20, 2024, as a member of the Board of Directors of Alight, Inc. (the “Company”), and from any other office, directorship or other legal position that I hold or may have held with the Company, and any direct or indirect subsidiary of the Company. This notice is irrevocable and shall take effect without any further action by the Board of Directors of the Company or any other person, including the directors of any direct or indirect subsidiary of the Company.

Sincerely,

/s/ Stephan Scholl

A-1

EXHIBIT B

FORM OF GENERAL RELEASE

I, Stephan Scholl, in consideration of and subject to the performance by Alight Solutions LLC (together with its subsidiaries and affiliates, the “Company”), of its obligations under the Amended and Restated Employment Agreement dated as of August 18, 2021 (the “Employment Agreement”), which obligations will be satisfied pursuant to the Transition Agreement dated as of August 23, 2024 (the “Transition Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective parents, subsidiaries, affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Company and its affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Employment Agreement.

1. My employment or service with the Company and its affiliates terminated as of [_________], and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or its affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 3(a) of the Transition Agreement (other than the Accrued Amounts) represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 3(a) of the Transition Agreement (other than the Accrued Amounts) unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to Sections 8, 9 and 10 of the Employment Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2. Except as provided in sections 4, 5 and 11 below and except for the provisions of the Employment Agreement and the Transition Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, (i) from the beginning of time through the date upon which I execute this General Release; (ii) arising out of, or relating to, my employment with any Released Parties; (iii) arising out of, or relating to, any agreement and/or any awards, policies, plans, programs or practices of the Released Parties that may apply to me or in which I may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; or (iv) arising out of or connected with my employment with, or my separation or termination from, the Company, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3. I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4. I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement and the Transition Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5. I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law. Additionally, I am not waiving (i) any right to the Accrued Amounts or any severance benefits to which I am entitled under the Transition Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.

6. In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Employment Agreement or the Transition Agreement.

I further agree that in the event I should bring a Claim seeking damages against the Company this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law.

7. I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

8. I agree that if I violate this General Release by suing the Company or the other Released Parties I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

11. I hereby acknowledge that Sections 8(d) and (e), 9, 10, and 13 through 21 of the Employment Agreement shall survive my execution of this General Release.

12. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13. Limitations.

a.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Employment Agreement or the Transition Agreement after the date hereof.

b.
I understand and acknowledge that this General Release does not preclude me from filing a complaint with or participating in or cooperating with an investigation by the U.S. Equal Employment Opportunity Commission or any state or local fair employment practices agency, but I hereby waive all rights to recover any relief from the Company and its affiliates (including but not limited to an award of monetary damages or reinstatement to employment) in connection with such a complaint or investigation, including any related court litigation.

c.
I understand that nothing in this General Release prohibits, or is intended in any manner to prohibit, me from providing testimony or reporting a possible violation of federal, state or local law or regulation, including to any governmental agency or entity, including but not limited to the National Labor Relations Board (the “NLRB”), Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under whistleblower provisions of federal, state or local law or regulation.

I understand that I do not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and I am not required to notify the Company that I have made such reports or disclosures. I further understand that nothing in this General Release limits my ability to receive a whistleblower or other award from a governmental agency or entity for information provided to such an agency or entity.

d.
I understand that nothing in this General Release or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law; or in a sealed filing in court or other proceeding.

e.
I understand that nothing in this General Release is intended to interfere with or restrain me from exercising my rights under the National Labor Relations Act, if applicable, including my rights under Section 7 to discuss terms and conditions of employment or file a charge with the NLRB.

f.
This General Release does not prohibit or restrict me (or my attorney) from initiating or responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

14. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1. I HAVE READ IT CAREFULLY;

2. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE

AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5. I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

6. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7. I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8. I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED: DATED: